Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Oxford Immunotec Global PLC (the “Company,” “we,” “us” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: ordinary shares, nominal value £0.006705 nominal value per share (‘ordinary shares”).

The following description of our ordinary shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of association (“Articles of Association”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to carefully read our Articles of Association and the applicable provisions of the Companies Act 2006 (the “Companies Act 2006”) for additional information.

DESCRIPTION OF ORDINARY SHARES

Authorized and outstanding shares. In accordance with the Companies Act 2006, our Board of Directors is authorized by our shareholders to issue and allot up to 39,824,703 ordinary shares (our authorized share capital), nominal value £0.006705 per share.

Voting rights. Each outstanding ordinary share is entitled to one vote on all matters submitted to a vote of shareholders. Holders of ordinary shares have no cumulative voting rights. None of our shareholders are entitled to vote at any general meeting or at any separate class meeting in respect of any share unless all calls or other sums payable in respect of that share have been paid.

Dividend rights. Holders of outstanding ordinary shares are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board of Directors may determine from time to time. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid. Any dividend unclaimed after a period of 12 years from the date of declaration of such dividend shall be forfeited and shall revert to us. In addition, the payment by our Board of Directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not constitute us as a trustee in respect thereof.

Preemptive rights. There are no rights of preemption under our articles of association in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act 2006 in respect of the allotment of new shares. These statutory pre-emption rights would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to our shareholders.

Conversion or redemption rights. Our ordinary shares will be neither convertible nor redeemable.

Liquidation rights. Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred ordinary shares then outstanding.

Variation of rights. The rights or privileges attached to any class of shares may (unless otherwise provided by the terms of the issue of the shares of that class) be varied or abrogated by a special resolution passed at a general meeting of the shareholders of that class.

Capital calls. Our Board of Directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on its shares. If a call remains unpaid after it has become due and payable, and the 14 days’ notice provided by our Board of Directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of our Board of Directors.

Transfer of shares. Our share register is maintained by our transfer agent, Computershare Trust Company, N.A. Registration in this share register is determinative of share ownership. A shareholder who holds our shares through The Depository Trust Company (“DTC”) is not the holder of record of such shares. Instead, the depositary (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in our official share register, as the depositary or other nominee will remain the record holder of such shares. The directors may decline to register a transfer of a share that is:

●	not fully paid or on which we have a lien;

●	not lodged duly stamped at our registered office or at such other place as the directors may appoint, except where uncertificated shares are transferred without a written instrument;

●

not accompanied by the certificate of the share to which it relates or such other evidence reasonably required by the directors to show the right of the transferor to make the transfer, except where a certificate has not been issued;

●	in respect of more than one class of share; or

●	in the case of a transfer to joint holders of a share, the number of joint holders to whom the share is to be transferred exceeds four.

Limitations on ownership. Under English law and our articles of association, there are no limitations on the right of nonresidents of the United Kingdom or owners who are not citizens of the United Kingdom to hold or vote our ordinary shares.

Listing. Our ordinary shares are listed on The Nasdaq Global Market under the symbol “OXFD.”

Articles of association and English law considerations

Directors

Number. Unless and until we in a general meeting of our shareholders otherwise determine, the number of directors shall not be more than ten and shall not be less than two.

Borrowing powers. Under our directors’ general power to manage our business, our directors may exercise all the powers of the Company to borrow money and to mortgage or charge our undertaking, property and uncalled capital or parts thereof and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Directors’ interests and restrictions.

(a)

Our Board of Directors may, in accordance with our articles of association and the requirements of the Companies Act 2006, authorize a matter proposed to us that would, if not authorized, involve a breach by a director of his duty under section 175 of the Companies Act 2006 to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests. A director is not required, by reason of being a director, to account to the Company for any remuneration or other benefit that he or she derives from a relationship involving a conflict of interest or possible conflict of interest which has been authorized by our Board of Directors.

(b)

Provided that he or she has disclosed to the directors the nature and extent of any material interest, a director may be a party to, or otherwise interested in, any transaction, contract or arrangement with us and he or she may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in any body corporate promoted by the Company or in which the Company is otherwise interested and that director shall not, by reason of his or her office, be accountable to the Company for any benefit that he or she derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate; and no such transaction or arrangement shall be required to be avoided because of any such interest or benefit.

(c)

A director shall not vote at a meeting of the directors in respect of any contract or arrangement or any other proposal whatsoever in which he or she has an interest that (together with any person connected with him or her within the meaning of section 252 of the Companies Act 2006) is to his or her knowledge a material interest, other than (i) an interest in shares or debentures or other securities of the Company, (ii) where permitted by the terms of any authorization of a conflict of interest or by an ordinary resolution, or (iii) in the circumstances set out in paragraph (d) below, and shall not be counted in the quorum at a meeting with respect to any resolution on which he or she is not entitled to vote.

(d)

A director shall (in the absence of some material interest other than those indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:

i.	the giving of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or her at the request of or for the benefit of us or any of our subsidiaries;

ii.

the giving of any guarantee, security or indemnity in respect of a debt or obligation of ours or any of our subsidiaries for which he or she has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

iii.

any proposal concerning an offer of shares or debentures or other securities of or by us or any of our subsidiaries for subscription or purchase or exchange in which offer he or she is or will be interested as a participant in the underwriting or sub- underwriting of such offer;

iv.

any proposal concerning any other company in which he or she is interested, directly or indirectly and whether as an officer or shareholder or otherwise, provided that he or she (together with persons connected with him or her) does not to his or her knowledge hold an interest in shares representing one percent or more of the issued shares of any class of such company (or of any third company through which his or her interest is derived) or of the voting rights available to shareholders of the relevant company;

v.

any proposal concerning the adoption, modification or operation of a pension, superannuation fund or retirement, death or disability benefits scheme or an employees’ share scheme under which he or she may benefit and which relates to our employees and/or directors and does not accord to such director any privilege or benefit not generally accorded to the persons to whom such scheme relates;

vi.	any proposal under which he or she may benefit concerning the giving of indemnities to our directors or other officers which the directors are empowered to give under our articles of association;

vii.

any proposal concerning a subscription, or an agreement to subscribe, for our shares or other securities or shares or other securities of any of our subsidiaries, or to underwrite, sub-underwrite or guarantee an offer of any such shares or securities by us or any of our subsidiaries for subscription, purchase or exchange;

viii.

any proposal under which he or she may benefit concerning the purchase, funding and/or maintenance of insurance for any of our directors or other officers that the directors are empowered to purchase, fund or maintain under our articles of association; and

ix.	any proposal under which he or she may benefit concerning the provision to directors of funds to meet expenditures in defending proceedings.

(e)

Where proposals are under consideration to appoint two or more directors to offices or employments with us or with any company in which we are interested or to fix or vary the terms of such appointments, such proposals may be divided and considered in relation to each director separately and in such case each of the directors concerned (if not prohibited from voting under paragraph (d)(iv) above) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his or her own appointment.

(f)

If any question shall arise at any meeting as to the materiality of a director’s interest or as to the entitlement of any director to vote and such question is not resolved by his agreeing voluntarily to abstain from voting, such question shall be referred to the chairman of the meeting (or, where the interest concerns the chairman, to the deputy chairman of the meeting) and his or her ruling in relation to any director shall be final and conclusive except in a case where the nature or extent of the interests of the director concerned have not been disclosed fairly.

Remuneration.

(a)

Each of the directors may (in addition to any amounts payable under paragraph (b) and (c) below or under any other provision of our articles of association) be paid out of the funds of our company such fees as the directors may from time to time determine.

(b)

Any director who is appointed to hold any employment or executive office with us or who, at our request, goes or resides abroad for any of our purposes or who otherwise performs services that in the opinion of the directors are outside the scope of his or her ordinary duties may be paid such additional remuneration (whether by way of salary, commission, participation in profits or otherwise) as the directors (or any duly authorized committee of the directors) may determine either in addition to or in lieu of any other remuneration.

(c)

Each director may be paid his or her reasonable travelling expenses (including hotel and incidental expenses) of attending and returning from meetings of the directors or committees of the directors or general meetings or any separate meeting of the holders of any class of our shares or any other meeting that as a director he or she is entitled to attend and shall be paid all expenses properly and reasonably incurred by him or her in the conduct of our company’s business or in the discharge of his or her duties as a director.

Pensions and other benefits. The directors may exercise all the powers of our company to provide benefits, either by the payment of gratuities or pensions or by insurance or in any other manner whether similar to the foregoing or not, for any director or former director, or any person who is or was at any time employed by, or held an executive or other office or place of profit in, our company or any company that is or has been a subsidiary of our company or a predecessor of the business of our company or of any such subsidiary and for the families and persons who are or was a dependent of any such persons and for the purpose of providing any such benefits contribute to any scheme trust or fund or pay any premiums.

Appointment and retirement of directors

(a)     The directors shall have power to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director so long as the total number of directors shall not exceed the maximum number (if any) fixed by our company in a general meeting. Any director so appointed shall retire from office at our annual general meeting following such appointment. Any director so retiring shall be eligible for re-election.

(b)     Our shareholders may by ordinary resolution elect any person who is willing to act as a director either to fill a vacancy or as an addition to the existing directors or to replace a director removed from office under our articles of association so long as the total number of directors does not at any time exceed the maximum number (if any) fixed by our company in a general meeting.

(c)     At each annual general meeting a minimum number equal to one-third of the number of those directors who are not due to retire at the annual general meeting under sub-paragraph (a) above (referred to for the purposes of this section as “relevant directors”) (or, if their number is not a multiple of three, the number nearest to but not greater than one-third) shall retire from office. Directors retiring under paragraph (e) below shall be counted as part of this minimum number.

(d)     The directors to retire by rotation pursuant to paragraph (c) above shall include (so far as necessary to obtain the minimum number required and after taking into account the directors to retire under paragraph (e) below) any relevant director who wishes to retire and not be re-elected. Any further directors to retire shall be those of the other relevant directors who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot.

(e)     In any event, each director shall retire and shall (unless his or her terms of appointment with our company specify otherwise) be eligible for re-election at the annual general meeting held in the third calendar year (or such earlier calendar year as may be specified for this purpose in his terms of appointment with our company) following his last appointment, election or re-election at any general meeting of our company.

(f)     At the meeting at which a director retires under any provision of our articles of association, our shareholders may by ordinary resolution fill the vacated office by appointing a person to it, and in default the retiring director shall be deemed to have been re- appointed except where:

(i)     that director has given notice to us that he or she is unwilling to be elected; or

(ii)     at such meeting it is expressly resolved not to fill such vacated office or a resolution for the reappointment of such director shall have been put to the meeting and not passed.

(g)     In the event of the vacancy not being filled at such meeting, it may be filled by the directors as a vacancy in accordance with sub- paragraph (a) above.

(h)     The retirement of a director pursuant to paragraphs (c), (d) and (e) shall not have effect until the conclusion of the relevant meeting except where a resolution is passed to elect some other person in the place of the retiring director or a resolution for his re-election is put to the meeting and not passed and accordingly a retiring director who is re-elected or deemed to have been re-elected will continue in office without break.

Indemnity of officers. Each of our directors and certain other officers are entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. The Companies Act 2006 renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.

Shareholders meetings

Annual general meetings. Each year, we will hold a general meeting of our shareholders in addition to any other meetings in that year, and will specify the meeting as such in the notice convening it. The annual general meeting will be held at such time and place as the directors may appoint.

Quorum of meetings. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman, which appointment shall not be treated as part of the business of a meeting. A quorum is present where members or representatives (in the case of a corporate member) holding one-third of our outstanding share capital are present in person or by proxy.

Other English law considerations

Mandatory purchases and acquisitions. Pursuant to sections 979 to 991 of the Companies Act 2006, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% of the voting rights carried by the shares to which the offer relates, the offeror may give notice to the holder of any shares to which the offer relates that the offeror has not acquired or unconditionally contracted to acquire that it desires to acquire those shares on the same terms as the general offer.

Disclosure of interest in shares. Pursuant to Part 22 of the Companies Act 2006 and our articles of association, we are empowered by notice in writing to require any person whom we know to be, or have reasonable cause to believe to be, interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us the details of that person’s interest and (so far as is within such person’s knowledge) details of any other interest that subsists or subsisted in those shares. Under our articles of association, if a person defaults in supplying us with the required details in relation to the shares in question, or Default Shares, a court may order that:

●	in respect of the Default Shares, the relevant member shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings; and/or

●

where the Default Shares represent at least 0.25% of their class, (a) any dividend or other money payable in respect of the Default Shares shall be retained by us without liability to pay interest, and/or (b) no transfers by the relevant person of shares other than approved transfers may be registered (unless such person is not in default and the transfer does not relate to Default Shares), and/or (c) any shares held by the relevant person in uncertificated form shall be converted into certificated form.

Purchase of own shares. Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase. A public limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Subject to the foregoing, because The NASDAQ Global Market is not a “recognized investment exchange” under the Companies Act 2006, we may purchase our own fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of our ordinary shares before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

A share buy-back by us of our ordinary shares will give rise to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration payable by us, and such stamp duty will be paid by us.